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                                                                   EXHIBIT 10.15

                            NEWPORT INVESTMENT LLC
                          c/o Apollo Management, L.P.
                          1301 Avenue of the Americas
                              New York, NY  10036



As of July 23, 1997

Mr. Richard N. Zehner
Mr. Vincent S. Pino
c/o Alliance Imaging, Inc.
1065 North PacifiCenter Drive, Suite 200
Anaheim, CA  92806


          RE:  AGREEMENT
               ---------

Ladies and Gentlemen:

  1) Reference is made to (i) the Stockholder Agreement among Newport
Investment LLC ("Newport") and certain Stockholders of Alliance Imaging, Inc. (the "Company") and (ii) the Merger Agreement between the Company and Newport, each dated as of the date hereof. In connection with such agreements and the transactions contemplated thereby, in consideration of Newport entering into the Merger Agreement and in consideration of the payments described in Paragraph 5 below, and contingent upon the closing of the transactions contemplated thereby, each of Richard N. Zehner and Vincent S. Pino (the "Shareholders") agrees, severally and not jointly, that no Competition Event (as defined below) shall occur prior to the later of (x) five years after the effective time of the merger of the Company into a corporation to be formed by Newport and (y) two years after such Shareholder's Date of Termination (as defined in the employment agreement between the Company and such Shareholder as of the date hereof (the "Employment Agreement")). Defined terms used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement.

  2) For purposes of this letter agreement, a Competition Event shall occur with respect to any Shareholder if such Shareholder directly or indirectly (i) engages in any imaging business or any other business that becomes material to the Company's business during such Shareholder's employment by the Company (the "Company Business") within the United States; (ii) competes or participates as agent, employee, consultant, advisor, representative or otherwise in any enterprise engaged in a
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business which has any operations engaged in the Company Business within the
United States; or (iii) competes or participates as a stockhol der, partner or joint venturer, or has any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States; provided, however, that nothing contained herein shall
                          --------  -------
prohibit the Shareholder from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board of Directors of the Company and a majority of the independent members of the Board of Directors of the Company (if any); or (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which such Shareholder does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor.

  3) As a means reasonably designed to protect certain confidential information of the Company which would otherwise inherently be utilized in the following proscribed activities, and in partial consideration of the Company's covenant to make the payments described in Paragraph 5, each Shareholder agrees, severally and not jointly, that such Shareholder will not, prior to two years following the later of (x) the Date of Termination and (y) the date such Shareholder ceases to receive payments under Paragraph 5 below, solicit or make any other contact with, directly or indirectly, any customer of the Company as of the Date of Termination with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company.

  4) In partial consideration of the Company's covenant to make the payments described in Paragraph 5, each Shareholder agrees, severally and not jointly, that such Shareholder will not, prior to 12 months following the later of (x) the Date of Termination and (y) the date the Stockholder ceases to receive payments under Paragraph 5, solicit or make any other contact with, directly or indirectly, any employee of the Company on the Date of Termination (or any person who was employed by the Company at any time during the three-month period prior to such Stockholder's Date of Termination) with respect to any employment, services or other business relationship.

  5) In partial consideration of the covenants of each Shareholder contained herein, the Corporation shall, immediately following the termination of a Shareholder's employment by the Company, pay the Shareholder an amount equal to
(A) an amount equal to the sum of such Shareholder's base salary as of the Date of Termination and such Shareholder's Average Bonus, multiplied by (B) a fraction, the numerator of which is the greater of 730 and the number of days remaining in the Term as of the Date of Termination assuming th e Term had not expired on the Date of
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Termination and the denominator of which is 365. All payments under this
Paragraph 5 shall be made in equal installments on a bi-weekly basis over a period equal to the greater of the remaining Term (assuming the Term had not expired) or two years. Notwithstanding the foregoing, the Company shall not be obligated to make any payments under this Paragraph 5 to a Shareholder if such Shareholder (x) fails to cure a breach of this Agreement within fifteen days after receipt of notice of such breach from the Company, or (y) if such Shareholder's employment with the Company is terminated by reason of the death or disability of the Shareholder or for Cause or by reason of the resignation of such Shareholder other than for Good Reason.

  6) Notwithstanding Paragraph 1 through 4 hereof, if the Company shall fail to make any payment to a Shareholder that the Company is obligated to make pursuant to Paragraph 5 and such failure shall continue for more than five days after receipt of notice from such Shareholder, all future payments to such Shareholder under Paragraph 5 shall become immediately due and payable or such Shareholder shall be relieved of all obligations under this Agreement.

          The Shareholders acknowledge that irreparable damage would occur in the event of a breach of the provisions of this Agreement by either Shareholder. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, Newport shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement.

  7) If, at the time of enforcement, any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause, or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of this Agreement shall remain binding on the parties. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties agree that such court shall substitute a judicially enforceable limitation in its place, and that as so modified, the covenants shall be binding upon the parties as if originally set forth in this Agreement.
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If you are in agreement with the foregoing, please sign a copy of this letter where indicated below.
                                 Very truly yours,

                                 NEWPORT INVESTMENT LLC


                                 By: ___________________________
                                     Name:
                                     Title:



Acknowledged and agreed to
as of the date first above
written:

By: _______________________
  Name: Richard N. Zehner


By: _______________________
  Name: Vincent S. Pino

ALLIANCE IMAGING, INC.


By: _______________________
  Name:
  Title: